EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made this 6th day of July, 2007, to be effective as of JANUARY 1, 2007 (the "Effective Date"), by and between THOMAS W. SCOZZAFAVA, individually, whose address is 2001 Sailfish Point Blvd., #112 Stuart, FL 34996 ("Executive"), GREENSHIFT CORPORATION, a corporation of the State of Delaware, whose address is One Penn Plaza, Suite 1612, New York, New York 10119 ("GreenShift"), and GS AGRIFUELS CORPORATION, a corporation of the State of Delaware, whose address is One Penn Plaza, Suite 1612, New York, New York 10119 ("GSGF"). GreenShift, GSGF and Executive shall hereinafter collectively, at times, be referred to as the "Parties" or individually, at times, as a "Party" and this Employment Agreement shall hereinafter, at times, be referred to as the "Agreement."

WHEREAS:

     A. GreenShift is a publicly traded company that develops and supports companies and technologies that facilitate the efficient use of natural resources;

     B. GSGF was founded by GreenShift and is now a publicly traded company whose business model is based on the manufacturing and sales of proprietary equipment, including biodiesel equipment, and the use of new technologies to produce biodiesel, synthetic diesel, and ethanol from non-traditional feedstocks such as corn oil and cellulosic biomass through the utilization of several new proprietary technologies (the "Business");

     C. Executive provided material services to GreenShift as its vice president of acquisitions and strategic transactions pertaining to the formation of GSGF and GSGF's completion of a series of strategic transactions resulting in virtually all of GSGF's current activities;

     D. GSGF desires to obtain the exclusive continuing services of Executive as its employee, in the capacity of PRESIDENT AND CHIEF EXECUTIVE OFFICER of GSGF, and Executive desires to provide services to GSGF as its employee, in such capacities, and in accordance with the terms, conditions and covenants set forth in this Agreement; and,

     E. GSGF would not have provided Executive with the opportunities, information and other benefits hereinafter described if Executive had not agreed to provide all reasonably necessary services relative to the Business for GSGF as specified hereunder for the full term hereof and pursuant to the terms, conditions and covenants of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       EMPLOYMENT

     A.   Employment

          GSGF hereby hires and employs Executive to serve as its President and Chief Executive Officer. Executive shall have those duties and responsibilities as shall be determined, from time to time, by GSGF's Board of Directors.

     B.   Acceptance

          Executive hereby accepts its employment hereunder, subject to all of the terms, conditions and covenants contained in this Agreement.

     C.   Loyalty

          Executive shall devote any and all reasonably necessary time to the Business, attention and best efforts to the performance of his duties under this Agreement. During the term of his employment under this Agreement, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express prior written consent of GSGF obtained in each instance, voluntarily engage in any conduct, litigation, business practice, governmental, regulatory or administrative agency's investigation or dispute or in any activity whatsoever competitive with, adverse to or detrimental to the business or affairs of GSGF, whether alone, as a partner, or as a past or present officer, director, employee, agent, member or shareholder or in any other capacity whatsoever, of any company or other entity except under, and pursuant to, this Agreement, and all fees, commissions, or other income attributable to Executive's business services relative to the Business during the term of this Agreement shall inure to and belong to and be the sole property of GSGF, as the case may be, subject to the terms and conditions set forth below.

          Other than for activities and those activities directly related to those listed below in Exhibit A, Executive shall not act as an employee, consultant, independent contractor or otherwise for any other person, corporation, LLC, LLP, joint venture, partnership or other entity whatsoever nor conduct any other business whatsoever during the term of this Agreement without the express written consent of GSGF obtained in each instance in advance except as provided herein. Notwithstanding the foregoing to the contrary, nothing herein shall prevent Executive from being a passive investor or receiving dividend or interest income or capital gains from investments, all of which GSGF acknowledges it shall have no entitlement to. Furthermore, Executive may serve as a member of a board of directors or other organization(s) which do not compete with GSGF and which do not pose any conflict of interest or appearance of conflict of interest, and may participate in other professional, civic, governmental organizations or activities. Any and all such activities shall be disclosed to GSGF's Board of Directors, in advance, during the term of this Agreement. Attached hereto in Exhibit A are those activities currently disclosed by Executive and acknowledged by GSGF. It is understood that Exhibit A may be amended from time to time in a manner consistent with the Terms hereof.

     D.   Location

          Executive shall perform services for GSGF at such locations as may be mutually agreed upon by the Parties from time to time.

2.   RESPONSIBILITIES OF EXECUTIVE

     A.   Best Efforts

          Executive shall use his best efforts on a full time and regular basis to perform those services which are customary and consistent with Executive's role with GSGF, or as otherwise directed by GSGF's Board of Directors and assist GSGF in a diligent and aggressive manner with the operation and growth of GSGF and in obtaining new business, acquisition targets, technologies, strategic alliances and other growth producing opportunities.

     B.   Cooperation and Conduct

          Executive shall work with GSGF to assure that he and all employees of GSGF at all times cooperate with GSGF personnel, conduct themselves in a manner consistent with the high image, reputation and credibility of GSGF and engage in no activities which reflect adversely on GSGF.

     C.   Reports

          Executive shall furnish GSGF, at intervals as reasonably requested by GSGF, with all financial reports, budgets, forecasts, and such other information regarding his business efforts on behalf of GSGF under this Agreement as GSGF may request from time to time.

     D.   Meetings

     Executive shall attend any and all meetings and trade shows as reasonably required by GSGF, at GSGF's expense.

     E.   Compliance with Laws

          Executive shall comply with all applicable federal, state and local laws and regulations in performing its obligations hereunder.

     F.   Business Practices

          Executive acknowledges GSGF's corporate policy prohibiting its employees from receiving or offering any gifts, rebates or other payments in connection with any GSGF related business transaction or relationship, and hereby represents and covenants that he has not made, and will not make, any such payment(s) in connection with any GSGF related business transaction or relationship and will notify GSGF immediately if any party requests that any such prohibited payment be made.

3.   SCOPE AND LIMITATIONS OF EXECUTIVE'S AUTHORITY

     A.   Trade Practices

          At no time shall Executive make any false or misleading representations or engage in any other unfair or deceptive trade
          practices  with  respect  to  GSGF.   Executive   shall  refrain  from
          communicating any representations, guarantees or warranties with respect to GSGF, except such as are authorized expressly by GSGF in writing or are set forth in GSGF's literature.

     B.   Relationship of the Parties

          Executive acknowledges that he is being engaged hereunder as a full time employee of GSGF. Other than those listed in Exhibit A attached hereto, Executive shall not engage in any other commercial venture during the term hereof without GSGF's prior written consent. Subject to the exclusions specifically set forth in Section 1 hereof, Executive further acknowledges and agrees that all income or other earnings which accrue to Executive from his business efforts relative to the Business on behalf of GSGF during the term of this Agreement (and any extension thereof) shall be the sole and exclusive property of GSGF, except as may be otherwise agreed upon in writing.

4.   COMPENSATION

     A.   Salary

          Subject to the terms hereof, the compensation to be paid by GSGF to Executive in consideration for all services rendered hereunder shall be an annual salary of ONE HUNDRED FIFTY THOUSAND ($150,000.00) DOLLARS, U.S. currency, which salary shall be payable in the form of registered shares of common stock until such time as GSGF generates sufficient positive cash flows to support said salaries. If GSGF generates cash flow sufficient to pay accrued salary in cash, Executive at his sole option may choose to take cash in lieu of registered shares of GSGF. After GSGF generates sufficient cash flow to service said salaries, any salaries paid to Executive shall be paid in cash by GSGF in accordance with GSGF's normal mode of payment (i.e., weekly, bi-weekly) and shall be subject to all applicable Federal and state withholdings. The salary shall be increased to an annual salary of TWO HUNDRED FIFTY THOUSAND ($250,000.00) DOLLARS, U.S. currency, in the event that GSGF completes an equity financing which results in GSGF's receipt of a minimum of twenty five million dollars in cash at a minimum valuation of $3.00 per share. Any future increases in Executive's salary shall be made in the discretion of GSGF's Board of Directors.

     B.   GreenShift; GSGF Share Grant

          Executive shall, pursuant and subject to the terms and conditions of that certain Stock Assignment Agreement by and between Executive and GreenShift of even date herewith, receive 378,653 shares of GSGF's Series C Preferred Stock (the "Series C Shares") which shares shall vest immediately upon the execution hereof in recognition of
          Executive's  efforts  assisting  GreenShift  with the  development  of
          GSGF's Business, specifically including: (i) the procurement of material third-party business for manufacturing division, Warnecke Design Services, Inc., which is expected to be merged with GSGF in 2007, (ii) the negotiation, financing, and acquisition of NextGen Fuel, Inc., (iii) the negotiation and execution of an investment in and agreements for the exclusive rights to ZeroPoint Clean Technology Inc.'s advanced new biomass gasification technology in the North American corn ethanol industry, (iv) the negotiation for the investment in and subsequent acquisition of GSGF's oilseed crush division, Sustainable Systems, Inc., (v) the execution of agreements for a minimum of $25 million in new biodiesel technology sales, and
          (vi) the development of GSGF's corn oil-to-biodiesel business model and go-to-market strategy, and (vii) the execution of agreements for the development of multiple majority owned biodiesel facilities. Collectively, these activities constitute virtually all of GSGF's activities to date.

          (1) The Parties acknowledge that GSGF currently has a total of 10,000,000 shares of authorized preferred stock, of which 8,962,650 shares are un-issued. GSGF agrees (i) that it shall issue no more than 1,037,350 shares of GSGF preferred stock, (ii) that it shall reduce the number of authorized GSGF preferred stock to 1,037,350 shares as soon as practicable, (iii) that it shall not issue any new shares of GSGF preferred stock after the full conversion or other reduction of said 1,037,350 preferred shares, and (iv) that it shall reduce the number of authorized GSGF preferred stock to zero shares as soon as practicable after the full conversion or other reduction of said 1,037,350 preferred shares.

     C.   Vacation

          Executive  shall be entitled to FOUR (4) WEEKS  (TWENTY  (20)  WORKING
          DAYS) of paid vacation hereunder.

     D.   Benefit Plans

          Executive shall be entitled to participate in benefit plans maintained by Employer, pursuant to the terms and conditions of such plans, if any, if approved by the Board of Directors and stockholders of Employer. At a minimum, such benefit plans shall be the same as or similar to those provided to other executives of GSGF.

     E.   Health Insurance

          Executive shall be eligible for health insurance benefits (for himself, his spouse and children) provided by GSGF in accordance with the policy in place for GSGF, which may be modified from time to time, in GSGF's sole and absolute discretion.

     F.   Bonus

          Executive's performance shall be reviewed hereunder not less than annually and GSGF's Board of Directors may, but shall not be required to, in its sole discretion, pay Executive a bonus based upon Executive's performance hereunder.

5.   EXECUTIVE'S BUSINESS EXPENSES

          Executive shall be reimbursed for normal and necessary business expenses incurred in connection with his business efforts on GSGF's behalf hereunder. Said expenses shall be presented to GSGF in accordance with its customary policy for approval and shall be promptly reimbursed.

6.       TAXES

         GSGF shall withhold all applicable employment taxes, including Federal and state income taxes, Social Security and unemployment taxes, disability or any similar taxes or other payments, with respect to amounts earned or received by Executive hereunder.

7.   COVENANTS

     A.   Confidential Information

          Executive acknowledges that during the term of this Agreement and otherwise during the course of performing services for GSGF, Executive shall have access to certain written and non-written information which GSGF considers confidential and proprietary ("Confidential Information"). In consideration for Executive being granted access to such Confidential Information and for the other benefits hereunder, Executive hereby agrees that, during the term of this Agreement and thereafter for a period of THREE (3) YEARS, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of GSGF obtained in each instance, furnish, make available or disclose to any third party, or use for the benefit of himself or any third party, any Confidential Information. As used in this Paragraph, "Confidential Information" shall mean any information relating to the business or affairs of GSGF which is not generally known to the public, including, but not limited to, product or business plans, improvements and developments, GSGF financial statements; customer and potential customer identities; names and qualifications of GSGF employees, suppliers; pricing methodologies and profit margins, including information regarding competitive bids, business or acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by GSGF in connection with its business, and the existence and terms of this Agreement.
          Notwithstanding the foregoing, Confidential Information shall not include any information, which is or becomes in the public domain through no wrongful act on the part of Executive or its employees or agents.

     B.   Covenant Not To Compete

          Executive agrees that during the term of this Agreement, and for a period of THREE (3) YEARS. following the termination of his relationship with the GSGF hereunder, regardless of the method or manner of such termination, unless such termination is initiated by GSGF without cause, he shall not, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise, as a principal, agent, officer, director, shareholder, member, employee, consultant, employee or in any manner whatsoever, carry on or be engaged in or connected with or interested in, advise, or permit his name or any part thereof to be utilized, or be employed by any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise engaged in or connected with or interested in a business or venture which competes, in whole or in part, with the Business wherever GSGF conducts operations with one or more of GSGF's or any of its affiliates' proprietary technologies and/or processes without written permission from the Board of Directors of GSGF. Executive acknowledges that GSGF intends to conduct business throughout the United States of America and therefore requires the geographic breadth of the foregoing restriction. If the scope of the foregoing restriction is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Nothing herein contained shall be deemed to prevent Executive from accepting employment, whether full time or part time with any company, entity, individual who was not a client of GSGF at the time of termination or who is not in a consulting business, as a member of such company's in-house staff.

     C.   Equitable Remedies

          The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of GSGF and are considered by the Executive to be reasonable for such purpose. The Executive acknowledges and agrees that any breach of this Section 7 is likely to cause GSGF substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees and consents that GSGF, in addition to such other remedies which may be available, shall have the right to obtain temporary or permanent injunctive relief (along with reasonable legal fees and costs provided GSGF is the prevailing party)
          restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 without the necessity of proof of actual damages. Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

8.   DURATION OF AGREEMENT/TERMINATION/SURVIVAL

     A.   Duration

          Except in the case of earlier termination, as hereinafter specifically provided, the term (the "Employment Period") of this Agreement shall be as of the date first above written (the effective date hereof) through and including FIVE (5) YEARS from the date first above written; provided, however, that after expiration of the employment period, this Agreement and the Employment Period shall automatically be renewed each January 1 for successive one-year terms so that the remaining term of this Agreement and the Employment Period shall continue to be one year at all times after expiration of the employment period unless the Company or the Executive delivers written notice to the other party at least SIXTY (60) DAYS preceding the expiration of the employment period or any one-year extension date of the intention not to extend the term of this Agreement.


     B.   Termination

          (1)  Termination by Executive

               In the case of termination by Executive, Cause shall exist if GSGF breaches any provision of this Agreement or any other agreement to which Executive and GSGF are parties.

          (2)  Termination by GSGF:

               (i)  Without Cause

                    Should GSGF terminate Executive's employment hereunder without Cause, Executive shall be entitled as severance to the greater of: (x) all salary payable for the balance of the Employment Period and (y) three (3) years salary, and Executive shall receive any bonuses declared but unpaid, any unvested securities previously declared but un-issued or issued to Executive, and payment of any un-reimbursed business expenses.

               (ii) With Cause

                    In the case of termination by GSGF, Cause shall exist if Executive acts in any way materially damaging or detrimental to the business or business reputation of GSGF or in any manner which GSGF's Board of Directors, by a vote of a majority of the members of GSGF's Board of Directors, believes  to  be  damaging  or  detrimental  to  or  not  in compliance with the professional manner in which GSGF conducts its business or otherwise based upon poor performance hereunder as determined by GSGF's Board of Directors.

               (iii) Written Notice and Opportunity to Cure

                    In the event that the Board of Directors of GSGF believes that Cause exists for the Executive's Termination, GSGF's Board of Directors shall provide, in writing, to the Executive a letter detailing: (x) the circumstances constituting the alleged Cause, (y) the specific reasonable remedies that would eliminate alleged Cause such that Executive may retain position herein, and (z) provide a period of thirty (30) days for Executive to effectuate such reasonable remedies or others acceptable to the Board of Directors.

          (3)  Additional Cause

               Except for instances involving defaults of GreenShift's, GSGF's or any of its affiliates' agreements with Cornell Capital Partners, LP, or any of its affiliates, or any other voluntary actions taken by GreenShift, GSGF or any of their affiliates, cause shall exist for termination by either Party if the other Party assigns or attempts to assign this Agreement, except as permitted hereunder, liquidates or terminates its business, is adjudicated a bankrupt, makes an assignment for the benefit of creditors, invokes the provisions of any law for the relief of debtors, or files or has filed against it any similar proceeding, commits any crime (felony or misdemeanor) or has any investigation or other governmental inquiry brought against it.

     D.   Survival

          ALL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, OR IN ANY SCHEDULE, CERTIFICATE, DOCUMENT OR STATEMENT DELIVERED PURSUANT HERETO, SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND SHALL BE DEEMED TO HAVE BEEN RELIED UPON (AND NOT BE AFFECTED IN ANY RESPECT BY) THE TERMINATION OF THIS AGREEMENT.

9.   ASSIGNMENT

     No Party may assign, transfer or sell all of any of its rights under this Agreement (or delegate all or any of its obligations hereunder) without the prior written consent of the other Party. Subject to these restrictions, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

10.  WAIVER

     The waiver by either Party of any of its rights or any breaches of the other Party under this Agreement must be in writing to be effective and any such waiver in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other.

11.  NOTICES

     All notices and demands of any kind which either GSGF or Executive may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served by personal delivery, by certified mail-return receipt requested or by commercial courier service, at the addresses set forth in this Agreement or at such other addresses as may be designated hereafter by the Parties in writing. If by personal delivery or commercial courier, service shall be deemed complete upon the delivery date. If by certified mail, service shall be deemed complete upon the date of the mailing.

12.  EXECUTION

     This Agreement shall become effective only upon its execution by Executive within or outside the State of New Page 8 of 9 York and its subsequent execution by GSGF in the State of New York, as of the Effective Date.

13.  SEVERABILITY

         In the event that any of the provisions of this Agreement or the application of any such provisions to the Parties hereto with respect to their obligations hereunder shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

14.      PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS

         The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neuter gender shall include the other genders, as applicable.

15.      ENTIRE AGREEMENT

     This Agreement constitutes the final agreement between the Parties pertaining in any manner to the subject matter hereof, and contains all of the covenants and undertakings between the Parties with respect to said subject matter. Each party to this Agreement acknowledges that no written or oral representations, inducements, promises or agreements have been made which are not embodied herein and the Parties will not rely on any future oral representations, inducements, promises or agreements unless embodied in a written amendment hereto. Any and all prior or contemporaneous, written or oral agreements between the Parties pertaining in any manner to the subject matter of this Agreement expressly are superseded and canceled by this Agreement. Except as otherwise provided herein, this Agreement may not be amended, modified or supplemented, except by a written instrument signed by both parties hereto. IT IS THE INTENTION AND DESIRE OF THE PARTIES THAT THE EXPRESS PROVISIONS OF THIS AGREEMENT NOT BE SUBJECT TO VARIATION BY IMPLIED COVENANTS OF ANY KIND.

16.  COUNTERPARTS

     This Agreement may be executed in ONE (1) or more counterparts, each of which will be deemed to be any original copy of this Agreement and all of which, taken together, shall be deemed to constitute ONE (1) and the same Agreement.

17.  CONSENT TO JURISDICTION

     GSGF and Executive hereby submit and consent to the exclusive venue and jurisdiction of the Supreme Court of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. GSGF and Executive agree that service of process may be made in any manner permitted by the laws of the State of New York or the federal laws of the United States in any such action, suit or proceeding against GSGF and Executive with respect to this Agreement. GSGF and Executive agree that final judgment (with all right of appeal having expired or been waived) against it in any such action, suit or proceeding shall be conclusive and that the other Party is entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

18.  ADVICE OF COUNSEL

     THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH RECEIVED A COPY OF THIS AGREEMENT, THAT THEY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY HAVE BEEN ADVISED TO SEEK AND HAVE SOUGHT OR WAIVED INDEPENDENT LEGAL COUNSEL OF THEIR CHOICE TO AID IN THEIR UNDERSTANDING HEREOF.



IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first appearing above by their duly authorized officers, as set forth below.



GS AGRIFUELS CORPORATION



By:      /S/ KEVIN KREISLER
         ---------------------------------------
             KEVIN KREISLER
             Chairman


EXECUTIVE



By:      /S/ THOMAS W. SCOZZAFAVA
         ---------------------------------------
             THOMAS W. SCOZZAFAVA
             Individually

                              EMPLOYMENT AGREEMENT



EXHIBIT A:  NON-AFFILIATE ACTIVITIES ACKNOWLEDGEMENT


  Organization                             Title                          Location
  ------------                             -----                          --------
WiseBuys Stores, Inc. ..........   President/Treasurer/CFO/Chairman   Gouverneur, NY
- Patrick Hackett Hardware Co. .   Chairman                           Ogdensburg, NY
Seaway Capital, Inc. ...........   President                          Gouverneur, NY
Seaway Capital Partners, LLC ...   President                          Gouverneur, NY
Seaway Valley Fund, LLC ........   Managing Member                    Gouverneur, NY
New York Power Authority .......   Trustee                            White Plains, NY
Seaway Private Equity Consortium   Board Member                       Potsdam, NY
SUNY Canton ....................   Business School Advisory Board     Canton, NY
